As of March 1, 2003

Mr. Howard Leitner 48 Touchstone Way Millwood, NY 10546

Dear Howard:

Reference is made to your Employment Agreement, dated as of December 16, 1999, as amended by letter agreement dated as of October 25, 2001 (together, the "Employment Agreement"). The following paragraphs of your Employment Agreement are revised to read as follows:

1.	Paragraph 2 is hereby amended by deleting the second sentence thereof and replacing it with the following:

"Your base salary may be increased on an annual basis during the term of your employment hereunder, at the sole discretion of the Board, taking into account, among other things, individual performance and general business conditions."

2.	Paragraph 5(a) is hereby replaced in its entirety with the following:

"The term of your employment hereunder is for the period from December 16, 1999 to February 28, 2005, subject, however, to earlier termination pursuant to the provisions of subparagraphs 6(b) or 6(c) below."

Except as set forth above, this letter shall not amend or affect your Employment Agreement. Your underlying Employment Agreement, as hereby amended, is to remain in full force and effect. If the above is in accordance with your understanding, please sign the enclosed duplicate of this letter and return it to me. Upon my receipt of your fully executed copy, this shall constitute a binding agreement between us.

Norman E. Alexander	Chairman and Chief Executive Officer	Very truly yours,

SEQUA CORPORATION

By:

Norman E. Alexander
Chairman and Chief Executive Officer

AGREED TO AND ACCEPTED

Howard Leitner
Date: